EXHIBIT 10.9
Transition, Separation and Release Agreement
This Transition, Separation and Release Agreement (“Agreement”) is entered into by and between Sudhanshu Priyadarshi (hereinafter “you”) and Keurig Dr Pepper Inc. and its subsidiaries (the “Company”), in order to set out their agreement on the terms and conditions under which your employment will end. To assist you with your transition to new employment and to otherwise resolve any and all disputes that you may have regarding your employment with the Company, including without limitation those related to any complaints or reports you may have made to the Company and the separation of your employment therewith, you and the Company agree to enter into this Agreement under the terms and conditions set forth below and in accordance with the Keurig Dr Pepper Inc. Executive Severance Plan (the “Plan”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning given to such terms in the Plan.
1.Transition; Termination of Employment.
(a)Effective as of November 25, 2025 (the “Transition Date”), you shall no longer serve as Chief Financial Officer and President, International of the Company and you hereby resign as an officer of the Company and its affiliates. Between the Transition Date and the Termination Date (as defined below) (the “Transition Period”), you will (i) remain employed by the Company as a Senior Advisor to the Company, (ii) receive the same Base Salary and be eligible for the same annual bonus opportunity (on a pro-rata basis) and benefits as in effect on the date hereof, (iii) continue to vest in your outstanding equity awards in accordance with the terms thereof, and (iv) provide any transition services as reasonably requested by the Company’s Chief Executive Officer and Chief Financial Officer. After the Transition Date, you will have no power or authority to incur any debt, liability, or obligation on behalf of the Company, and except as approved by a member of the Executive Leadership Team of the Company, no right to incur any expenses on behalf of the Company or be reimbursed by the Company for such expenses.
(b)Unless earlier terminated as provided in Section 1(c) below, your employment with the Company will be terminated on April 7, 2026 (such actual date of termination, the “Termination Date”). In order to receive any benefits under this Agreement, in addition to complying with all its terms, you must have fully cooperated with the Company in the transition of your responsibilities during the Transition Period.
(c)Your employment with the Company may end prior to April 7, 2026 as a result of (i) your unilateral resignation; (ii) your resignation following December 31, 2025 with the consent of the Company (such consent not to be unreasonably withheld); (iii) the Company’s termination of your employment for Cause; or (iv) your death or Disability. In the event of such earlier termination of employment, the Termination Date will be the actual date of such termination; provided, however, that if such earlier termination occurs as a result of clauses (i) or (iii), you will no longer be eligible to receive the payments and benefits set forth in Section 2.
2.Severance Payments and Benefits. Provided you (x) timely execute and return this Agreement by no later than 5:00 pm PT on the Return Date (as defined below); (y) as set forth in Section 18, timely execute and return to the Company a copy of the Confirming Release Agreement that is attached as Exhibit A (the “Confirming Release”) and do not revoke the Confirming Release pursuant to the terms of the Confirming Release; and (z) remain in compliance with the other terms and conditions set forth in this Agreement, you will be provided with the following separation payments and benefits:

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(a)Severance Pay. You will receive an amount equal to 1.5 times your Base Salary (as defined in the Plan); plus (ii) your Target Bonus (as defined in the Plan), for a gross amount of $3,000,000.00, referred to herein as “Severance Pay.”
Your Severance Pay will be paid in substantially equal installments over an 18-month period (the “Severance Period”) in accordance with the Company’s normal payroll practices and will be subject to statutory deductions, including all voluntary and statutory withholdings. The Severance Period will begin on the next normal pay cycle following the Effective Date of the Confirming Release (as defined therein).
Notwithstanding the foregoing, in the event the time period for you to execute, return, and consider revoking the Confirming Release spans two tax years, then no amount of Severance Pay will be paid to you until the Company’s first regularly scheduled payroll date in the second tax year, and such payment shall include any portion of Severance Pay that would have otherwise been payable to you but for this provision of this Section 2(a).
(b)2022 Matching RSUs. With respect to the 130,447 elite matching restricted stock units granted to you on November 22, 2022 (the “2022 Matching RSUs”), a pro-rated portion of the 2022 Matching RSUs will vest effective as of the Termination Date determined by multiplying (i) the total number of 2022 Matching RSUs by (ii) a fraction, the numerator of which is the number of complete months elapsed from November 22, 2022 to the Termination Date and the denominator of which is 60. The remaining 2022 Matching RSUs shall be forfeited as of the Termination Date.
(c)Pro-Rata STIP; Prior Year STIP. You will be eligible for a pro-rata annual bonus for the fiscal year in which the Termination Date occurs under the Keurig Dr Pepper Short-Term Incentive Plan (the “STIP”), in an amount based on your Target Percentage (as defined in the STIP) and your bonus design, as determined after the conclusion of such fiscal year, which will be multiplied by a fraction, the numerator of which is the number of days of your employment in such fiscal year prior to the Termination Date, and the denominator of which is the total number of days in such fiscal year. To the extent that these calculations result in your being eligible for a bonus payment, this payment will be made at the same time as other recipients receive their bonus payment under the STIP for such fiscal year. In addition, to the extent unpaid as of the Termination Date, you shall also receive any annual bonus under the STIP for any fiscal year completed prior to the Termination Date based on actual performance for such year. Your short-term incentive eligibility will be administered consistent with the terms and conditions of the STIP.
(d)Outplacement. The Company will provide you with outplacement services. You must begin using the outplacement services within 90 days of your Termination Date. Contact information for the outplacement services will be provided to you by HR.
(e)Advisory Services Fee. In recognition of your cooperation and support in transitioning your duties and responsibilities to your designated successor, you will receive an additional cash payment of $500,000 (the “Advisory Fee”) assuming that you continue to provide transition services through April 7, 2026, payable in a lump sum within 60 days following April 7, 2026. In the event that the Termination Date occurs prior to April 7, 2026, you shall receive a pro-rata portion of the Advisory Fee (based on your days of service from the Transition Date through the Termination Date over 133).

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If you apply for and accept a position with the Company while receiving Severance Pay, you understand and agree all severance and other payments described herein shall cease effective on your rehire date without otherwise affecting the validity of any other terms in this Agreement, including without limitation the release of claims.
3.Equity Awards. Except as set forth in Section 2(b), equity awards are treated as described in the applicable plan documents and award agreements, including the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 documents, your Restricted Stock Unit Award Terms and Conditions agreements, and your Matching Restricted Stock Unit Award Terms and Conditions. You can obtain a copy by logging onto Morgan Stanley Benefit Access at https://www.stockplanconnect.com or your Workday profile, as applicable.
4.Benefit Plans.
(a)Except for group medical, dental, and vision plans, the Termination Date shall be your termination date for purposes of all Company benefit plans. Your benefits will be administered consistent with the benefit plan documents and based on your Termination Date.
(b)For any group medical, dental, and vision plan you are enrolled in immediately prior to your Termination Date, the last day of the calendar month in which the Termination Date occurs will be your termination date for purposes of coverage under such plans. Your benefits will be administered consistent with plan documents and based on the date of termination of such coverage. Subject to your having timely elected under the federal law known as “COBRA” to continue participation in the Company’s group medical, dental and vision plans for yourself and those individuals who were your eligible dependents immediately prior to your Termination Date, and regardless of whether you sign this Agreement, you are able to continue your current benefits coverage for the period of time permitted under COBRA by paying the full monthly COBRA premiums.
(c)Employee Assistance Program. You will have access to the Company’s Employee Assistance Program until the end of the month following the month of your Termination Date.
5.Termination for Cause; Material Breach. The Company represents that it is not currently aware of information that would have constituted grounds for your termination for Cause. After you execute, return, and do not revoke the Confirming Release, if the Company discovers information that would have constituted grounds for your termination for Cause or that you have materially breached this Agreement, the Company’s obligation to pay or continue to pay the Severance Pay or provide benefits pursuant to Section 2 of this Agreement shall terminate immediately and, where appropriate, such obligations shall terminate on the date of the act or failure to act which would have constituted grounds for termination for cause. Alternatively, if you have already received all or a portion of the Severance Pay or benefits identified in Section 2 of this Agreement, to the fullest extent permissible by law, you agree to reimburse the Company all but $500.00 of the Severance Pay and benefits you received within seven days of the Company’s request, and you further agree that the $500.00 identified in this Agreement is adequate consideration in support of this Agreement. In addition, the Company shall be entitled, upon application to any court of competent jurisdiction, to specific performance or injunction or other relief against you. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing other remedies available to it for such breach or threatened breach including the recovery of damages and attorneys’ fees from you.

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6.Confidentiality; Cooperation. By accepting the benefits, payments, and other items described in this Agreement, you agree that:
(a)All documents (including this Agreement), records, techniques, business secrets, and other information which have come into your possession from time to time during your employment with the Company (“Confidential Information and Business Secrets”) are and shall remain confidential and proprietary to the Company and/or its affiliates, and you will keep confidential and not divulge to any other party any of the Company’s and/or its affiliates’ Confidential Information and Business Secrets, including, but not limited to, Confidential Information and Business Secrets relating to such matters as the Company’s finances (including financial results, budgets, forecast, and long-range plans), operations, materials, processes, plans, designs, models, new products, apparatus, equipment, or formulas used in the Company’s operations, and the names of the Company’s customers and suppliers. You also agree that, if you are ever asked to disclose any Confidential Information and Business Secrets pursuant to legal process or otherwise, you will immediately (and in any event within five days) provide notice to the Company pursuant to Section 15 herein to seek the Company’s express written consent to such disclosure prior to such disclosure.
(b)All of the Company’s and/or its affiliates’ and related companies’ Confidential Information and Business Secrets are and shall remain the sole and exclusive property of the Company and/or its affiliates and related companies.
(c)Pursuant to the Defend Trade Secrets Act of 2016, you are hereby advised that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(d)You agree to cooperate with reasonable requests for cooperation from the Company with respect to any legal issue regarding any matter of which you had knowledge during your employment with the Company. Such cooperation may include appearance at depositions, assistance in responding to discovery, preparation for hearings or trial, and appearance at trial. The Company will reimburse you for all reasonable expenses incurred by you in providing such assistance and undertake reasonable efforts to prevent such cooperation from interfering with your new employment, provided the Company can control the timing of such cooperation.
(e)You have been paid all earned wages and salary through the date you sign this Agreement, and will be paid all accrued unused vacation pay.
7.Non-Disparagement and Waiver of Related Rights. Except as requested by the Company or any of the Releasees (defined below), as permitted above or by law that may supersede the terms of this Agreement, or as compelled by valid legal process, you shall not before or after the Termination Date make (or encourage or cause anyone else to make), including through a third party, to any

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other parties any statement, oral or written, which directly or indirectly impugns (or would reasonably be expected to impugn) the quality or integrity of the Company’s or any of the other Releasees’ business or employment practices, or any other disparaging or derogatory remarks about the Company or any of the Releasees, their officers, directors, equity holders, managerial personnel, or other employees, or take any other action (or encourage or cause anyone else to take any other action) that seeks to (or would reasonably be expected to) influence, disrupt or change the management, policies or affairs of the Company. Similarly, the Company will instruct its officers and directors to not make any disparaging or derogatory remarks, whether oral or written, regarding you. The conduct prohibited by this Section 7 includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, or any entity with whom the Company or any of the Releasees has a business relationship, which would adversely affect in any manner (a) the conduct of the Company’s business or (b) the reputation of the Company and the Releasees, in any format, forum, or medium, including without limitation statements to individuals or groups, the media, the press, websites, blog posts, and social media.
8.Assignment of Intellectual Property. In exchange for the consideration set forth in this Agreement you agree, both before and after the Termination Date, to execute or join in executing all papers or documents required for the protection of intellectual property created by you during and related to your employment with the Company, including the filing of patent applications in the United States and such foreign countries as the Company may elect. You agree to assign and hereby assign all intellectual property rights including such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications, and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect, and maintain the rights of the Company or its nominee in the inventions, patent applications, and Letters Patent.
9.Release of Claims.
(a)In exchange for the good and valuable consideration set forth in this Agreement, to which you are not otherwise entitled, and the sufficiency of which you hereby acknowledge, you hereby, on behalf of yourself, your descendants, ancestors, dependents, heirs, representatives, executors, administrators, successors, and assigns:
(i)Fully and forever release and discharge Keurig Dr Pepper Inc. and all of its subsidiaries, affiliates, and related entities and all of their respective past and present agents, employees, officers, directors, shareholders, members, managers, insurers, attorneys, divisions, successors, and assigns (collectively the “Releasees”), from any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders, or liabilities of whatsoever kind or nature in law, equity, or otherwise, whether known or unknown, which you now own or hold or have or may have at any time heretofore or hereafter owned or held as against the Company and/or any of the Releasees, arising out of or in any way connected with:
(ii)your employment with the Company and/or any of its past or present subsidiaries or parent or affiliated companies or entities (except any claims for pension or retirement benefits);
(iii)your separation from the Company and/or any of its past or present subsidiaries or parent or affiliated companies or entities; and

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(iv)any and all other transactions, occurrences, acts, or omissions and any loss, damage, or injury whatsoever, known or unknown, resulting from any act or omission by or on the part of the Company and/or any of the Releasees arising, committed, or omitted before the date of this Agreement or at any time during your employment with the Company or with any of the Releasees, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Family and Medical Leave Act, the Uniformed Services Employment and Reemployment Rights Act, the California Family Rights Act, the Unruh Civil Rights Act, the California Pregnancy Disability Leave Law, the California Equal Pay Act, the California Civil Code, the California Labor Code, the California Constitution, the California Occupational Health and Safety Acts, the California Business and Professions Code, the California Ban the Box Law, any Wage Order promulgated by the California Industrial Welfare Commission, and any other federal, state, or local law, rule, ordinance, or regulation or common law or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of your employment relationship with the Company or with any of the Releasees, any and all claims for breach of contract, tort, and personal injury of any kind, including but not limited to any claims for severance pay, bonus, sick leave, holiday pay, life insurance, health or medical insurance, or any other fringe benefit, worker’s compensation or disability, and/or any claims under any other federal, state, local, or other governmental statute, regulation and/or common law, as well as claims in equity.
(b)California Civil Code Section 1542 Waiver. You agree that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with your employment or the separation therefrom, as well as those currently known or anticipated. Accordingly, you acknowledge that you have read the provisions of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You expressly waive, relinquish and forfeit all rights and benefits accorded by the provisions of Section 1542, and furthermore waive any rights that you might have to invoke said provisions now or in the future with respect to any claims released in this Agreement.
10.Covenant Not To Sue. A “covenant not to sue” is a legal term for a promise not to file lawsuit in court. It is different from Section 9 above. In addition to waiving and releasing the claims covered in this Agreement, you agree never to sue any Releasee in any forum for any reason arising out of your employment with the Company, including but not limited to the claims covered in this Agreement; provided, however, that you may bring a claim against the Company to enforce this Agreement. You agree and acknowledge that if you break this promise not to sue, then you will pay for all costs, including reasonable attorneys’ fees, incurred by the Company or any Releasee in defending any matter or proceeding covered by the promise not to sue. Alternatively, if you break your promise not to sue, you may, at the Company’s option, be required to return all but $500.00 of the Severance Pay you received pursuant to the Agreement to the fullest extent permissible by

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law, and you further agree that the $500.00 identified in this Agreement is adequate consideration in support of this Agreement.
11.Rights And Claims Excluded From Release of Claims.
(a)This Agreement does not waive or apply to (a) any claims for breach or enforcement of this Agreement, (b) any claims that may not be waived or released by applicable law, (c) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, (d) any claims or rights that may arise after the date that you sign this Agreement, (e) any right to reimbursement for reasonable business expenses in accordance with the Company’s expense reimbursement policies, and (f) any administrative claims for unemployment compensation or workers’ compensation benefits.
(b)Nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the covenant not to sue, the confidentiality obligations, and the company property provision):
(i)prevents you from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any federal, state, or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration;
(ii)precludes you from exercising your rights under Section 7 of the National Labor Relations Act or similar state law to engage in protected, concerted activity (including, but not limited to discussions concerning compensation and other terms and conditions of employment), although by signing this Agreement you are waiving your right to recover any individual relief (including any back pay, front pay, reinstatement, or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited);
(iii)prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or
(iv)waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
12.No Violations. By signing this Agreement, you represent and warrant that you have no knowledge that the Company or any of the Releasees have committed or are suspected of committing any act

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which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind. You further represent and warrant that you have not informed the Company or any of the other Releasees of, and that you are unaware of, any alleged violations of the Company’s standards of business conduct or personnel policies, of the Company’s integrity or ethics policies, or other misconduct by the Company or any of the other Releasees, that have not been resolved satisfactorily by the Company or the other Releasees.
13.Non-Liability. You agree that neither this Agreement, the Confirming Release nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission by the Company or by any of the Releasees of any liability or wrongful or unlawful conduct of any kind whatsoever.
14.Company Property. On or before the Termination Date, you agree to return all Company property (including, but not limited to, sales materials, documents or other company records, access cards, keys, mobile phones, smart phones, credit cards, gas cards, computers, or any other equipment) that you have or may have in your possession or control, except as expressly permitted in writing by an authorized officer of the Company. By signing below, you hereby consent to permitting the Company to remove (either directly or via remote wiping) all confidential information and other property belonging to the Company from any electronic device owned or controlled by you. Your obligations under this paragraph supplement, rather than supplant, your obligations under the common law. Your obligations under this paragraph shall not apply to, and you may retain copies of, personnel, benefit, or payroll documents concerning only yourself. If you do not return Company property in your possession or control by the Termination Date, the Company may, in addition to the rights and remedies it may have under this Agreement or otherwise, withhold any and all payments under this Agreement. You further agree to submit all outstanding expenses on Company credit accounts on or before the Termination Date whenever possible, and in any event no later than 30 days following the Termination Date. Your Severance Pay will be offset by any personal or undocumented expenses.
15.Notices. All notices, requests, demands and other communications hereunder or under the Confirming Release must be in writing and shall be deemed to have been given if delivered by hand or mailed within the continental United States by first class, registered or certified mail, return receipt requested, postage and registry fees prepaid and addressed as follows:
If to the Company:
Keurig Dr Pepper
6425 Hall of Fame Lane
Frisco, TX 75034
Attention: Chief Legal Officer & General Counsel
If to you:
At the last home address on file with the Company
Either party by notice in writing to the other may change the address to which notices, requests, demands, or other communications to it shall be mailed.
16.Offer. This offer shall remain in effect only through 5:00 pm PT on the Return Date identified in this Agreement, after which this offer shall be automatically withdrawn.

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17.Employee Acknowledgments and Representations. You hereby acknowledge and represent that:
(a)You have had an adequate opportunity to seek legal counsel of your own choosing, and you have been or are represented by counsel in connection with this Agreement and all negotiations related thereto.
(b)The Company and you agree that the parties have relied upon the advice of their respective attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of such attorneys.
(c)You understand and acknowledge the significance and consequence of this Agreement and represent that the terms of this Agreement are fully understood and voluntarily accepted by you.
(d)This Agreement is intended to include in its effect and does include, without limitation, all claims which you do not know or suspect to exist in your favor at the time of execution of this release, and that the terms agreed upon contemplate and extinguish any and all such claims.
(e)You will have at least five days to consider and accept or reject this Agreement, though you may elect to sign it sooner.
(f)This Agreement will become null and void and of no further force or effect if the Company does not receive a fully executed copy from you ON OR BEFORE 5:00 pm PT on the Return Date (defined below).
18.Reaffirmation of Release. On or within 21 days following the Termination Date, you shall execute the Confirming Release and return it to the Company as provided therein.
19.Dispute Resolution. The parties agree that any future disputes between the parties, including but not limited to disputes arising out of or related to your employment or this Agreement, the Confirming Release or any of the matters discussed herein, to the maximum extent permitted by law, shall be subject to confidential and binding individual arbitration in COLLIN COUNTY, Texas, or another location mutually agreed by the parties, before the Judicial Arbitration and Mediation Service (“JAMS”) under its Employment Arbitration Rules and Procedures then in-effect. The JAMS rules are available at the following address: https://www.jamsadr.com/rules-employment-arbitration. For the avoidance of doubt, the question of whether a particular dispute is subject to arbitration shall be decided by the arbitrator. The arbitrator selected shall have the authority to grant either party or both all remedies otherwise available at law or in equity, including injunctions. The arbitrator shall render a final decision in writing, setting forth the reasons for the arbitration award. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. If you initiate arbitration, you shall be responsible for any filing fee up to the amount of the filing fee, if any, that would have been incurred had such claims been filed in federal court, and the Company shall be responsible for all additional arbitration filing fees and forum fees and costs. Each party shall separately pay for its respective counsel fees and expenses, except the arbitrator may award costs and attorneys’ fees to the prevailing party to the extent permitted by law. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury, and you specifically waive your right to participate in any class, collective, or representative action, whether in a court of law or in arbitration, to the fullest extent permitted by law. Notwithstanding the foregoing, this paragraph will not prevent

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either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute. The parties agree that the Company is engaged in interstate commerce and that, except as otherwise provided in this Agreement, the Federal Arbitration Act (“FAA”) shall govern any arbitration pursuant to this paragraph and the enforceability of this paragraph.
20.Miscellaneous.
(a)Assignment. You shall not assign, pledge, or transfer this Agreement or the Confirming Release without the Company’s prior written consent.
(b)Prior Agreement and Modification. This Agreement, including the Confirming Release, is the entire understanding between you and the Company concerning the termination of your employment, and no change, alteration, or modification of this Agreement may be made except in writing signed by both parties. You previously signed an Employee Confidentiality Agreement and/or an Employee Confidentiality and Non-Compete Agreement(s). All terms and conditions of the Employee Confidentiality and/or Employee Confidentiality and Non-Compete Agreement(s) shall remain in effect after the Termination Date pursuant to the terms of such agreements to the fullest extent permissible by law. To the extent there is any conflict between or among the terms of this Agreement and the Employee Confidentiality Agreement and/or an Employee Confidentiality and Non-Compete Agreement(s), you agree that the provision that provides the greatest protection or benefit to the Company shall control to the fullest extent permissible by law.
(c)Headings. The headings in this Agreement and the Confirming Release are for convenience of reference only and shall not limit the enforceability of this Agreement or the Confirming Release.
(d)Severability. Should any provision of this Agreement or the Confirming Release be declared illegal or unenforceable by any court of competent jurisdiction, a provision that most closely resembles the parties’ intent, but which is legally enforceable, shall be deemed to have been automatically substituted in the place of such provision. If a legal provision which would carry out the parties’ intent cannot, as a practical matter, be substituted in the place of such unenforceable provision (other than the general release language), then such provision shall immediately become null and void, but leaving the remainder of this Agreement fully enforceable. If, however, a court deems any portion of Section 9 above or the Confirming Release unenforceable for any reason, then you agree to promptly return to the Company all of the consideration that has been paid to you under this Agreement.
(e)Waiver of Breach; Rights and Remedies Cumulative. The waiver by either party of a breach of a provision of this Agreement or the Confirming Release shall not operate or be construed as a waiver of a subsequent breach by either party. No right or remedy provided in this Agreement or the Confirming Release is intended to be exclusive of any other right or remedy available by law.
(f)All Commitments. The amounts and benefits payable to you under this Agreement constitute all payments or benefits which the Company shall be obligated to provide for you, and you agree that, except as provided herein, neither you nor your estate will have any rights under any bonus plan, incentive compensation plan, health plan, or any other benefit or compensation plan whatsoever. Any rights under Company benefit & reward plans are subject to the terms and conditions of such plans.

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21.Governing Law and Venue. Except as otherwise provided in Section 19, the terms and provisions of this Agreement and the Confirming Release shall be governed by and construed in accordance with the laws of the STATE OF TEXAS, exclusive of any conflict of law provisions, and venue for all purposes of this Agreement and release shall be in a court of competent jurisdiction sitting in COLLIN COUNTY, TEXAS or the applicable federal district or appellate court having jurisdiction over actions filed in such county and state. You have been represented by counsel in the negotiation of this Agreement and, notwithstanding California Labor Code Section 925, you and the Company acknowledge and agree that (a) this Agreement will be construed and enforced under and be governed in all respects by the laws of the STATE OF TEXAS, without regard to the conflict of laws principles thereof, and (b) venue for any dispute arising hereunder shall be in the federal or state district courts sitting in COLLIN COUNTY, TEXAS.
22.Section 409A; Six Month Delay. Notwithstanding anything herein to the contrary, if and to the extent any portion of any payment, compensation or other benefit provided to you in connection with this Agreement is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and you are a “specified employee” as defined in Code Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid until the earlier of (i) the date that is six months and two days after your Termination Date or (y) the date of your death.
THE COMPANY HEREBY ADVISES YOU IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THE AGREEMENT. The Agreement must be signed electronically and returned to Keurig Dr Pepper Inc. no later than November 21, 2025 (the “Return Date”). This Agreement will take effect as a legally binding document upon your execution (the “Effective Date”).
BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THE ENTIRE AGREEMENT, HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT. READ THE ENTIRE AGREEMENT CAREFULLY, AS IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

By: /s/ Sudhanshu Priyadarshi
    Sudhanshu Priyadarshi

Date: 11/21/2025

Keurig Dr Pepper Inc.
By: /s/ Mary Beth DeNooyer
Mary Beth DeNooyer
Chief Human Resources Officer

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